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Exhibit 4.1       Letter Agreement

                       CONSULTING and MARKETING AGREEMENT

         THIS AGREEMENT, made and entered into as of the 25th day of May, 2004 by and between Edward Meyer, Jr. (EMJ) and Marx Toys & Entertainment ("MRXT")

                              W I T N E S S E T H:

         WHEREAS, EMJ provides consultation and advisory services relating to business management and marketing; and

         WHEREAS, MRXT desires to utilize EMJ services in connection with its operations.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, EMJ and MRXT hereby agree as follows:

1. Consulting and Marketing Services. Effective as of the 25th day of May, 2004 by and subject to the terms and conditions herein contained, EMJ shall provide business management, marketing consultation and advisory services to MRXT . Such services shall include:

         (a) the preparation, implementation and monitoring of business and marketing plans,

         (b) advice concerning production layout and planning and internal controls,

         (c) Assistance in Marketing of products and setting up meetings with prospective clients and representatives of the retail toy industry,

         (d) Assistance in internet related sales and marketing strategies and

         (e) such other managerial assistance as EMJ shall deem necessary or appropriate for MRXT's business.

                  In addition, EMJ agrees to act as Company Contact for MRXT with regards to telephone inquiries and investor relations, and by providing this service will be fully authorized to represent MRXT in answering all investor related questions.

2. Payment. In consideration for the services of EMJ to be provided hereunder for ONE YEAR, MRXT agrees to transfer to EMJ 2,500,000(Two Million, Five Hundred Thousand) Free Trading shares of common stock.



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3.       Personnel.  EMJ shall be an  independent  contractor  and no  personnel utilized by EMJ in providing services hereunder shall be deemed an employee of MRXT. Moreover, neither EMJ nor any such person shall be empowered hereunder to act on behalf of MRXT. EMJ shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of MRXT, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and in effect or hereafter enacted.

4. EMJ Assistance. MRXT agrees to provide EMJ with such secretarial, clerical and bookkeeping assistance as EMJ may reasonably request and shall otherwise cooperate with EMJ personnel in their rendering of services hereunder. MRXT further agrees to provide EMJ monthly a certified shareholder's list and on a weekly basis the DTC sheets.

5. Term and Termination. This Agreement shall be effective from the 25th day of May, 2004 and shall continue in effect for a period of ONE YEAR thereafter. This Agreement may be renewed and Optioned for an additional One Year term, upon mutual agreement of the parties.

6. Non-Assignability. The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding and shall inure to the benefit of the parties and their successors.

7. Confidentiality. Neither EMJ nor any of its consultants, other employees, officers, or directors shall disclose knowledge or information concerning the confidential affairs of MRXT with respect to MRXT 's business or finances that was obtained in the course of performing services provided for herein.

8. Limited Liability. Neither EMJ nor any of its consultants, other employees, officers or directors shall be liable for consequential or incidental damages of any kind to MRXT that may arise out of or in connection with any services performed by EMJ hereunder.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

10. Notice. Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written, or at such other address as such party may fix by notice given pursuant to this paragraph.

11. No other Agreements. This Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.



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IN WITNESS WHEREOF, MRXT and EMJ have duly executed this Agreement as of the day and year first above written.

                                Company: MARX Toys & Entertainment Corp.

                                By: __________________________________
                                    Print: Robert Bambery, President / CEO

                                By: ____________________________________
                                    Print: Edward Meyer, Jr.

Mailing Instructions

                 Make certificates out to Edward Meyer, Jr. and
                         ship to the following address:

                                Edward Meyer Jr.
                               c/o Xcel Associates
                                 224 Middle Rd.
                                Hazlet, NJ 07730

               If you have any questions or concerns please call:

                                  732-264-3433.



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